Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vringo, Inc. (a Development Stage Company)

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 18, 2010 contains an explanatory paragraph that states that Vringo, Inc., (the “Company”) has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report also refers to the restatement of the Company’s consolidated financial statements as of December 31, 2009 and the adoption of the new accounting requirements in FASB ASC 815-40-15, Derivatives and Hedging.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants Isr.

A member firm of KPMG International

Jerusalem, Israel

May 18, 2010